Exhibit 99.1

For release: May 28, 2010, 6:00 am EDT	Contact:	Mark Rittenbaum 503-684-7000
Gunderson reduces marine production rates
     Lake Oswego, Oregon, May 28, 2010 — Gunderson LLC, a subsidiary of The Greenbrier Companies [NYSE:GBX], announced today that it has implemented a 4-day work week at its marine barge operation, to reduce production rates. The move, taken this week, affects close to 400 employees dedicated to marine barge manufacturing; the work schedule of the nearly 300 workers dedicated to Gunderson’s rail operations is unaffected by the decision.
     “As a result of recent uncertainties in the marine market and the City of Portland’s recent adoption of the River Plan, which is scheduled to become effective January 1, 2011, it is prudent for us to adjust production until there is more clarity,” said William A. Furman, president and chief executive officer of Greenbrier. “Increased market uncertainty due in part to the oil spill in the Gulf of Mexico and delays in oil drilling projects have affected our customers, causing them to become more cautious in their near term outlook and to delay decisions. In addition, the recently adopted River Plan will increase regulation, bureaucracy, and costs of operating the Gunderson facility. We, along with many other industrial companies located on the Portland waterfront, are appealing the River Plan with the State Land Use Board of Appeals. In the meantime, however, the Plan creates uncertainty and caution on our part, contributing to our decision.”
     Furman concluded, “Over the next several months, we hope to gain greater clarity in our marine operations. At such time, we will reevaluate our production manning levels to determine whether to continue production at current rates, resume at higher rates, or invoke additional adjustments including layoffs.”
     Gunderson, located at a deepwater facility on the Willamette River for over 70 years, manufactures railcars and marine barges. It is an active participant in the Working Waterfront Coalition (WWC), an organization of businesses concerned about the environmental health and economic vitality of the Portland harbor. The Company currently employs close to 700 personnel, down from peak employment of about 1,200. Gunderson was established by brothers Al and Chet Gunderson in 1919 and recently celebrated its 25th Anniversary under Greenbrier ownership.

About Greenbrier Companies
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 37 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 223,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including certain statements related to the offering. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements should be evaluated together with additional information about Greenbrier’s business, markets, conditions and other uncertainties which could affect Greenbrier’s future performance. Factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in greater detail under the heading “Risk Factors” contained in our prospectus supplement and in our periodic SEC filings, including our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.